Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended July 31, 2010

BEAUMONT, Texas--(BUSINESS WIRE)--August 26, 2010--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced its operating results for the quarter ended July 31, 2010.

Significant items for the quarter include:

  Total revenues were $213.7 million, down 7.3% from the same period in the prior fiscal year;
  Retail gross margin increased to 25.4% for the quarter, as compared to 23.6% for the same period in the prior fiscal year;
  Retail segment income before income taxes increased $3.2 million for the quarter, as compared to the same quarter in the prior fiscal year, to $3.3 million;
  Credit portfolio annualized net charge-off rate increased to 4.7%, as compared to 3.4% for the same period in the prior fiscal year, which combined with reduced interest earnings and higher expenses resulted in a $0.4 million loss before income taxes for the credit segment; and
  Diluted earnings per share was $0.07 for the second quarter of fiscal 2011, as compared to $0.23 for the same period in the prior fiscal year.

The change in total revenues was comprised of a total net sales decline of 6.0% to $178.9 million, and a decrease in finance charges and other of 13.4% to $34.8 million, as compared to the same quarter in the prior fiscal year. Same store sales (revenues earned in stores operated for the entirety of both periods) decreased 6.4% during the second quarter of fiscal 2011, as compared to the 5.2% decrease in the same quarter in the prior fiscal year. This represents the second consecutive quarter of a decrease in the same store sales decline, after declines of 31.7% in the fourth quarter of the prior fiscal year and 19.7% in the first quarter of the current fiscal year. Additionally, same store sales were positive in the month of July 2010. The sales results were impacted primarily by:

  more challenging economic conditions in the Company’s markets during the quarter, as compared to the same quarter in the prior year; and
  management’s emphasis on improving retail gross margin while maintaining price competitiveness.

The key credit portfolio performance metrics reported for the quarter included:

  the net amount charged-off for the second quarter of fiscal 2011 was consistent with the amount charged-off during the first quarter of the current fiscal year. The annualized net charge-off rate was 4.7% for the three months ended July 31, 2010, as compared to 4.6% for the quarter ended April 30, 2010, as the average portfolio balance was reduced by $13.2 million during the recently completed quarter;
  a 40 basis point increase in the 60+ day delinquency rate, which was 8.6% at April 30, 2010, to 9.0% at July 31, 2010. The 60+ day delinquency rate was 7.6% at July 31, 2009, after increasing 70 basis points during the second quarter of fiscal 2010;
  a 70 basis point improvement in the percentage of the portfolio reaged to 18.4% at July 31, 2010, from 19.1% at April 30, 2010. The percentage of the portfolio reaged at July 31, 2009 was 18.9%; and
  the payment rate (amount collected from customers as a percentage of the portfolio balance) increased for the second consecutive quarter, increasing to 5.20% for the quarter ended July 31, 2010, from 5.09% for the quarter ended July 31, 2009.

More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

The Company reported Net income of $1.7 million, or diluted earnings per share of $0.07, for the second quarter of fiscal 2011, compared to Net income of $5.2 million, or diluted earnings per share of $0.23, for the second quarter of fiscal 2010. The decline in net income was driven by reduced income before income taxes from the Company’s credit segment. The decline in earnings from the credit segment was due to the reduction in the credit portfolio balance and increased delinquencies. The portfolio balance decline and increase in delinquencies resulted in lower interest income and fees, increased selling, general and administrative expenses and a higher provision for bad debts.

Retail segment income before income taxes increased $3.2 million to $3.3 million, due primarily to expense reductions, as an increase in the gross margin percentage offset the decline in sales.

During the quarter ended July 31, 2010, the Company increased its debt balances by $9.9 million to fund growth in the credit portfolio and support the improved sales trends. The total amount immediately available for borrowing under all of the Company’s borrowing agreements at July 31, 2010, was $67.1 million.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, August 26, 2010, at 10:00 AM, CDT, to discuss its financial results for the quarter ended July 31, 2010. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the Company’s ability to amend, renew or replace its existing credit facilities;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on its ability under it securitization program to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the cost of any amended, renewed or replacement credit facilities;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  interest rates;
  general economic conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risks is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K/A filed on April 12, 2010 and the Company's quarterly report on Form 10-Q/A filed on July 7, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc. CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except earnings per share)

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2010	2009	2010

Revenues
Total net sales	$190,300	$178,902	$390,451	$341,941
Finance charges and other	40,128	34,763	79,828	69,243

Total revenues	230,428	213,665	470,279	411,184

Cost and expenses
Cost of goods sold, including warehousing
and occupancy costs	140,761	130,276	286,631	244,433
Cost of parts sold, including warehousing
and occupancy costs	2,797	2,120	5,384	4,492
Selling, general and administrative expense	64,979	63,478	127,717	124,221
Provision for bad debts	8,026	9,048	13,670	15,322
Total cost and expenses	216,563	204,922	433,402	388,468
Operating income	13,865	8,743	36,877	22,716
Interest expense, net	5,342	5,875	10,346	10,660
Other (income) expense, net	(13)	12	(21)	183
Income before income taxes	8,536	2,856	26,552	11,873
Provision for income taxes	3,312	1,171	9,972	4,641
Net income	$5,224	$1,685	$16,580	$7,232

Earnings per share
Basic	$0.23	$0.07	$0.74	$0.32
Diluted	$0.23	$0.07	$0.73	$0.32
Average common shares outstanding
Basic	22,454	22,484	22,450	22,479
Diluted	22,660	22,488	22,675	22,483

Conn's, Inc. - Retail Segment CONDENSED FINANCIAL INFORMATION (unaudited) (in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2010	2009	2010
Total revenues	$193,005	$182,311	$395,568	$348,607

Cost and expenses
Cost of goods and parts sold, including
warehousing and occupancy costs	143,558	132,396	292,015	248,925
Selling, general and administrative expense	49,407	46,407	96,303	89,604
Provision for bad debts	7	207	66	293
Total cost and expenses	192,972	179,010	388,384	338,822
Operating income	33	3,301	7,184	9,785
Other (income) expense, net	(13)	12	(21)	183
Segment income before income taxes	$46	$3,289	$7,205	$9,602

Conn's, Inc. - Credit Segment CONDENSED FINANCIAL INFORMATION (unaudited) (in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2010	2009	2010
Total revenues	$37,423	$31,354	$74,711	$62,577
Cost and expenses
Selling, general and administrative expense	15,572	17,071	31,414	34,617
Provision for bad debts	8,019	8,841	13,604	15,029
Total cost and expenses	23,591	25,912	45,018	49,646
Operating income	13,832	5,442	29,693	12,931
Interest expense, net	5,342	5,875	10,346	10,660
Segment income (loss) before income taxes	$8,490	$(433)	$19,347	$2,271

Conn's, Inc. CONDENSED, CONSOLIDATED BALANCE SHEETS (in thousands)

	January 31,	July 31,
	2010	2010
Assets
Current assets
Cash and cash equivalents	$12,247	$8,466
Other accounts receivable, net	23,254	28,753
Customer accounts receivable, net	368,304	355,861
Inventories	63,499	99,106
Deferred income taxes	15,237	13,830
Prepaid expenses and other assets	16,198	7,785
Total current assets	498,739	513,801
Non-current deferred income tax asset	5,485	6,364
Long-term customer accounts receivable, net	318,341	305,584
Total property and equipment, net	59,703	54,070
Other assets, net	10,198	12,518
Total assets	$892,466	$892,337
Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$64,055	$122,664
Accounts payable	39,944	62,115
Accrued compensation and related expenses	5,697	5,245
Accrued expenses	31,685	26,726
Other current liabilities	17,236	14,822
Total current liabilities	158,617	231,572
Long-term debt	388,249	307,073
Other long-term liabilities	6,437	5,995
Total stockholders' equity	339,163	347,697
Total liabilities and stockholders' equity	$892,466	$892,337

CALCULATION OF GROSS MARGIN PERCENTAGES (dollars in thousands)

		Three Months Ended		Six Months Ended
		July 31,		July 31,
		2009	2010	2009	2010

A	Product sales	$175,389	$166,378	$360,206	$316,743
B	Repair service agreement commissions, net	8,859	8,341	18,649	16,258
C	Service revenues	6,052	4,183	11,596	8,940
D	Total net sales	190,300	178,902	390,451	341,941
E	Finance charges and other	40,128	34,763	79,828	69,243
F	Total revenues	230,428	213,665	470,279	411,184
G	Cost of goods sold, including warehousing
	and occupancy cost	(140,761)	(130,276)	(286,631)	(244,433)
H	Cost of parts sold, including warehousing
	and occupancy cost	(2,797)	(2,120)	(5,384)	(4,492)
I	Gross margin dollars (F+G+H)	$86,870	$81,269	$178,264	$162,259

	Gross margin percentage (I/F)	37.7%	38.0%	37.9%	39.5%

J	Retail margin dollars (A+B+G)	$43,487	$44,443	$92,224	$88,568
	Retail margin percentage (J/(A+B))	23.6%	25.4%	24.3%	26.6%

MANAGED PORTFOLIO STATISTICS For the periods ended January 31, 2007, 2008, 2009 and 2010 and July 31, 2009 and 2010 (dollars in thousands, except average outstanding balance per account)

	January 31,				July 31,
	2007	2008	2009	2010	2009	2010

Total accounts	459,065	510,922	537,957	551,312	537,261	533,044
Total outstanding balance	$569,551	$654,867	$753,513	$736,041	$745,878	$706,339
Average outstanding balance per account	$1,241	$1,282	$1,401	$1,335	$1,388	$1,325
60+ day delinquency	$37,662	$49,778	$55,141	$73,391	$57,042	$63,644
Percent delinquency	6.6%	7.6%	7.3%	10.0%	7.6%	9.0%
Percent of portfolio reaged	17.8%	16.6%	18.7%	19.6%	18.9%	18.4%
Net charge-off ratio (YTD annualized)	3.3%	2.9%	3.2%	3.9%	3.2%	4.6%

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, (409) 832-1696 Ext. 3294